SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant                     [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           RECOVERY ENGINEERING, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     2)   Aggregate number of securities to which transaction applies:

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     3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4)   Proposed maximum aggregate value of transaction:

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     5)   Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          ----------------------------------------------------------------------
     2)   Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
     3)   Filing Party:

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     4)   Date Filed:

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


                           RECOVERY ENGINEERING, INC.
                             9300 North 75th Avenue
                          Minneapolis, Minnesota 55428
                                 (612) 315-5500


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 29, 1999


TO THE SHAREHOLDERS OF
RECOVERY ENGINEERING, INC.:

      The Annual Meeting of Shareholders of Recovery Engineering, Inc., a Minnesota corporation (the "Company"), will be held on Thursday, April 29, 1999, at 3:30 p.m. Central Daylight Savings Time, at the offices of Robins, Kaplan, Miller & Ciresi L.L.P., 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, Minnesota 55402. The Annual Meeting is being held for the following purposes:


      1. To consider and act upon a proposal to amend the Company's Articles of Incorporation to authorize a classified Board of Directors and to implement certain related matters.


      2.    To elect seven directors of the Company.

      3. To consider and act upon a proposal to amend the Company's 1994 Stock Option and Incentive Plan to increase the number of shares reserved for issuance under the plan.

      4. To consider and act upon a proposal to amend the Company's 1993 Director Stock Option Plan to increase the number of shares reserved for issuance under the plan.

      5. To ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending January 2, 2000.

      6. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Holders of record of the Company's Common Stock at the close of business on March 5, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

      Each of you is invited to attend the Annual Meeting in person if possible. Whether or not you plan to attend in person, please mark, date and sign the enclosed proxy, and mail it promptly. A return envelope is enclosed for your convenience.


                                        By Order of the Board of Directors



March 22, 1999                          Eric O. Madson, SECRETARY


--------------------------------------------------------------------------------
             WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING,
          PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


Solicitation of Proxies........................................................1

Voting and Revocation of Proxies...............................................1

Approval of Amendment of the Company's Articles of Incorporation
      to Authorize a Classified Board of Directors and to Implement
      Certain Related Matters (Proposal 1).....................................2

Information Concerning Proposed Amendment to Articles of Incorporation.........3

Election of Directors (Proposal 2).............................................7

Information Concerning Directors, Nominees and Executive Officers..............8

Report of the Compensation Committee..........................................16

Performance Graph.............................................................17

Beneficial Ownership of Common Stock..........................................18

Approval of Amendment to 1994 Stock Option and Incentive Plan (Proposal 3)....20

Approval of Amendment to 1993 Director Stock Option Plan (Proposal 4).........25

Ratification of Appointment of Independent Auditors (Proposal 5)..............27

Proposals of Shareholders.....................................................27

Other Business................................................................28

Financial Information.........................................................28

Exhibit A: Amendment to Articles of Incorporation............................A-1

                           RECOVERY ENGINEERING, INC.
                             9300 North 75th Avenue
                          Minneapolis, Minnesota 55428
                                 (612) 315-5500


                              --------------------
                                 PROXY STATEMENT
                              --------------------


                             SOLICITATION OF PROXIES

      The enclosed proxy is solicited by and on behalf of the Board of Directors of Recovery Engineering, Inc., a Minnesota corporation (the "Company"), for use at the Annual Meeting of Shareholders ("Annual Meeting") to be held on April 29, 1999, and any adjournment thereof. This Proxy Statement and the accompanying form of proxy are being mailed to shareholders on or about March 23, 1999.

      The expense of the solicitation of proxies for the Annual Meeting, including the cost of mailing, has been or will be borne by the Company. Arrangements will be made with brokerage houses and other custodian nominees and fiduciaries to send proxies and proxy materials to their principals, and the Company will reimburse them for their expense in so doing. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph or personally.


                         VOTING AND REVOCATION OF PROXY


      The record date for the Annual Meeting is the close of business on March 5, 1999. On the record date, 6,019,698 shares of Common Stock were outstanding. Holders of record of the Company's Common Stock on the record date are entitled to notice of and to vote at the Annual Meeting. Each holder of a share of Common Stock is entitled to one vote per share upon each matter to be presented at the Annual Meeting.

      Each proxy returned to the Company will be voted in accordance with the instructions indicated on the proxy. If no instructions are indicated, the shares will be voted (i) FOR the approval of the amendment of the Company's Articles of Incorporation to authorize a classified Board of Directors and to implement certain related matters; (ii) FOR the election of the nominees for the Board of Directors named in this Proxy Statement; (iii) FOR the approval of an amendment to the Company's 1994 Stock Option and Incentive Plan to increase the number of shares reserved for issuance under the plan; (iv) FOR the approval of an amendment to the Company's 1993 Director Stock Option Plan to increase the number of shares reserved for issuance under the plan; and (v) FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending January 2, 2000. While the Board of Directors knows of no other matters to be presented at the Annual Meeting or any adjournment thereof, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxy holders.


      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (a) giving written notice of such revocation to the Secretary of the Company, (b) giving another written proxy bearing a later date, or (c) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

      A quorum, consisting of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, must be present in person or by proxy before action may be taken at the Annual Meeting. If an executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in "street name" which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.


        APPROVAL OF AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION
                TO AUTHORIZE A CLASSIFIED BOARD OF DIRECTORS AND
                      TO IMPLEMENT CERTAIN RELATED MATTERS
                                  (PROPOSAL 1)


GENERAL

      The Company's Board of Directors has unanimously approved an amendment to the Company's Articles of Incorporation (the "Articles") and recommends that the Company's shareholders approve such amendment. If adopted, the amendment would
(i) classify the Board into three classes, as nearly equal in number as possible, each of which, after an interim arrangement, would serve for three years, with one class being elected each year; (ii) provide that the number of directors may not be less than five nor more than eleven, the precise number to be set by the Company's Board of Directors; (iii) provide that directors shall be removed only for cause; (iv) provide that any vacancy on the Board shall be filled by a vote of the majority of the remaining directors then in office, even if less than a quorum; and (v) provide that the Articles of Incorporation relating to the classified board shall only be amended by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares. The proposed amendment is designed to assure continuity and stability in the Board's leadership and policies, particularly in the event of an unsolicited takeover attempt. The proposed amendment also establishes a legal structure that encourages any potential acquirer to negotiate with the Board rather than unilaterally attempt to gain control of the Company. The Board believes that this approach is the one most likely to result in long-term enhancement of shareholder value. Although there has been no problem in the past with the continuity or stability of the Board, the Board believes that the amendment will help to assure the continuity and stability of the Company's affairs and policies in the future. If approved, the amendment will be effective upon the filing of Articles of Amendment with the Office of the Minnesota Secretary of State, which filing will be made promptly after the Annual Meeting.

      Before voting on this amendment, shareholders are urged to read carefully the following sections of this proxy statement, which describe the amendment and its purposes and effects, and Exhibit A hereto, which sets forth the full text of the proposed amendment.


SHAREHOLDER APPROVAL

      The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting either in person or by proxy and voting on the proposal, assuming a quorum is present, is required for the approval of the amendment to the Articles of Incorporation.


      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION AS SET FORTH IN PROPOSAL 1.

                    INFORMATION CONCERNING PROPOSED AMENDMENT
                          TO ARTICLES OF INCORPORATION


CLASSIFICATION OF THE BOARD OF DIRECTORS

      The Company's Bylaws currently specify that all directors shall serve for an indefinite term which expires at the regular meeting of the shareholders next held after such director's election or appointment. Directors of the Company are elected by a plurality of the votes cast in an election of directors at any annual or special meeting of the shareholders. The Company's Articles do not permit cumulative voting for directors.

      The proposed amendment divides the Board into three classes, each class to be as nearly equal in number as possible: Class 1, Class 2 and Class 3. Each director shall serve for a term ending upon the election of directors at the third annual meeting following the annual meeting at which the class was elected; provided, however, that the directors initially elected to Class 1 shall serve for a term ending upon the election of directors at the first annual meeting following the end of the calendar year 1999, the directors initially elected to Class 2 shall serve for a term ending upon the election of directors at the second annual meeting following the end of the calendar year 1999, and the directors initially elected to Class 3 shall serve for a term ending upon the election of directors at the third annual meeting following the end of the calendar year 1999. If the proposed amendment is adopted, every election of directors will be by classification.

      A classified Board will extend the time required to change the composition of a majority of directors. Presently, a change in composition of the Board of Directors can be made by the holders of a majority of the voting power of the Company's stock voting at a single meeting. With a classified Board, two annual meetings normally would be required for such holders to change the composition of a majority of the Board of Directors, since only one-third of the number of directors will be elected at each meeting. Because of the additional time required to change the composition of the Board, classification of the Board also may make the removal of incumbent management more difficult.

      Since the classified Board will increase the time required for a third party to obtain control of the Company without the cooperation of the Board of Directors, it may tend to discourage certain tender offers, including perhaps tender offers that some shareholders may feel would be in their best interest. However, the Board of Directors believes that classification of the Board will provide the Board with more time to evaluate any takeover proposal and thus enable it to better protect the interests of the Company and the remaining shareholders. The Board is not aware of any current effort to gain control of the Company. Although the proposed amendment would not impede an acquisition of the Company approved by the Board, adoption of the amendment may affect the ability of the shareholders of the Company to change the composition of the incumbent Board, to affect its policies generally and to benefit from transactions which are opposed by the incumbent Board.


NUMBER OF DIRECTORS

      Under the Minnesota corporation law, the number of directors may be fixed or changed from time to time, within the variable range established in the Articles of Incorporation or the Bylaws, by a shareholder resolution or, in absence of such shareholder action, by the Board of Directors. Section 3.2 of the Company's current Bylaws provides that the number of directors constituting the Board of Directors of the Company shall be the number last fixed by the shareholders or the Board of Directors. The Board of Directors has, by resolution, established the size of the current Board of Directors to be seven directors. The proposed amendment fixes in the Articles the variable range of the number of directors and provides that the precise number of directors, within that variable range, will be as from time to time designated by the majority of the directors then in office, even if less than a quorum.

      This provision, together with the provisions regarding the filling of vacancies on the Board and restrictions on removal of incumbent directors, may make it more difficult for a major shareholder to obtain representation quickly by enlarging the Board and filling the directorships with its own nominees.


REMOVAL OF DIRECTORS; FILLING NEWLY-CREATED DIRECTORSHIPS AND VACANCIES

      Currently, any director may be removed, with or without cause, by a majority vote of the shares entitled to elect directors, and newly-created directorships and vacancies may be filled by a majority vote of the Board of Directors. The proposed amendment provides that a director may be removed only for cause, which requires that the director be convicted of a felony or found guilty of gross negligence or intentional misconduct in the performance of the director's duties. The amendment further provides that any vacancy on the Board occurring during the course of the year, including vacancies created by an increase in the number of directors, shall be filled by a majority vote of the remaining directors. Directors elected in this manner would hold office for the remaining term of the class to which they are elected.

      These provisions are intended to prevent a major shareholder from destabilizing the classified Board by removing directors without cause and replacing them with its own nominees. Removal of directors only for cause may encourage bidders to negotiate with the Board of Directors prior to launching a takeover bid. This provision, together with the provision for classification of the Board of Directors and the other provisions of the proposed amendment, would make it more difficult and more time consuming for shareholders to replace a majority of the directors even when the only reason for a change may be the performance of the incumbent directors.


SUPER-MAJORITY VOTE REQUIRED TO AMEND THE ARTICLES OF INCORPORATION

      Under the Minnesota corporation law, the affirmative vote of the holders of a majority of the voting power of the outstanding shares represented and voting on the proposal is required to amend the Articles. The proposed amendment requires a super-majority vote of two-thirds of the voting power entitled to vote thereon to amend Article 10 relating to the classified board. The requirement for a super-majority vote is designed to prevent a shareholder with a majority of the voting power from avoiding the requirements of the proposed amendment by simply amending or repealing it. It will also have the effect of giving the holders of one third of the voting power of the Company a veto power over any changes in the proposed amendment, even if a majority of the board of directors or of the shareholders favor such changes.


EXISTING LIMITATIONS ON ACQUISITION OF CONTROL OF THE COMPANY

      In addition to the proposed amendment to the Articles of Incorporation, the Company has adopted or is subject to certain other arrangements which may make it more difficult for a third party to acquire control of the Company. The principal provisions are summarized below.

      In 1996, the Board of Directors of the Company adopted a Shareholder Rights Plan under which a dividend was declared of one Common Stock purchase right (a "Right") for each outstanding share of Common Stock. The Rights will become exercisable only if a person or group (with limited exceptions for certain existing shareholders) acquires or announces an offer to acquire 15% or more of the outstanding shares of the Company's Common Stock. Upon becoming exercisable, each Right entitles the registered holder to purchase from the Company one share of Common Stock at a price ("Exercise Price") of $60.00 per share, subject to adjustment as described below. However, in the event that any person or group becomes the beneficial owner of 15% or more of the Company's Common

Stock, proper provision shall be made so that each holder of a Right other than any person or group beneficially owning 15% or more of the outstanding Common Stock (whose Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the Exercise Price of the Right. In addition, in the event that after the Rights become exercisable, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision shall be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the Exercise Price, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the Exercise Price of the Right.

      The Rights, if exercised, would have the effect of diluting the ownership of the acquiring person and may make the acquisition less attractive and more expensive. The Rights can be redeemed by the Company at any time prior to the acquisition of beneficial ownership of 15% or more of the outstanding shares of Common Stock. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price of $.01 per Right.

      The Recovery Engineering, Inc. 1994 Stock Option and Incentive Plan (the "1994 Plan") generally provides that the restrictions on all shares of restricted stock shall lapse immediately, and all outstanding Options will become exercisable immediately upon the occurrence of certain events which may constitute changes in the Company's ownership or governance. See "Information Concerning Directors, Nominees and Executive Officers - Stock Options" and "Approval of Amendment to 1994 Stock Option and Incentive Plan - Immediate Acceleration of Awards." If the options are exercised by the participants, the effect would be to dilute the beneficial ownership of such person triggering the changes in the Company's ownership or governance.

      The Company's Bylaws set forth procedures concerning a shareholder proposal or a shareholder director nomination for consideration at any annual meeting. See "Proposals by Shareholders" and "Information Concerning Directors, Nominees and Executive Officers - Nomination of Directors," respectively, for a discussion of these Bylaws.

      The advance notice requirement for shareholder proposals, by regulating the introduction of new business at an annual meeting of shareholders, affords the Board the opportunity to consider shareholder proposals and, to the extent deemed necessary or desirable by the Board, respond accordingly. Although the Bylaw does not give the Board any power to approve or disapprove of shareholder proposals, it may have the effect of precluding such proposals if the procedures established by it are not followed and may discourage or deter a third party from conducting a solicitation of proxies in furtherance of such proposals.

      The advance notice requirement for shareholder director nominations, by regulating such nomination at an annual meeting of shareholders, affords the Board the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, inform shareholders about such qualification. Although the Bylaw does not give the Board any power to approve or disapprove of shareholder nominations for election of directors, it may have the effect of precluding contests for the election of directors if the procedures established by it are not followed, and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors.

      The Company is subject to the provisions of the Minnesota Business Corporation Act, including the provisions described below which are designed to deter non-negotiated takeovers of Minnesota corporations.

      CONTROL SHARE ACQUISITIONS. Section 302A.671 of the Minnesota Statutes generally requires that a majority of the Company's shareholders must approve, prior to consummation, the acquisition by any person of the Company's voting stock from a person other than the Company, and other than in connection with certain mergers and exchanges to which the Company is a party, which acquisition results in certain percentages of voting control of the Company (in excess of 20%, 33-1/3% or 50%) being held by such acquiring person. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then fair market value by the Company if the acquiring person has failed to give a timely information statement to the Company or the shareholders have voted not to grant voting rights to the acquiring person's shares.

      BUSINESS COMBINATIONS. Section 302A.673 of the Minnesota Statutes generally prohibits any business combination by a Minnesota corporation that is a "publicly held corporation" (i.e., a corporation that has a class of equity securities registered with the Securities and Exchange Commission), or any subsidiary of the publicly held corporation, with any shareholder which purchases 10% or more of the corporation's voting shares (an "interested shareholder") within four years following such interested shareholder's share acquisition date, unless the business combination or the acquisition of shares is approved by a committee of all of the disinterested members of the Board of Directors of the corporation before the interested shareholder's share acquisition date.

      FAIR PRICE REQUIREMENT. In the event of certain tender offers for stock of a publicly held corporation, Section 302A.675 of the Minnesota Statutes precludes the tender offeror from acquiring additional shares of stock (including acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of such an offer unless the selling shareholders are given the opportunity to sell the shares on terms that are substantially equivalent to those contained in the earlier tender offer.
Section 302A.675 does not apply if a committee of the Board of Directors consisting of all of its disinterested directors (excluding present and former officers of the corporation) approves the subsequent acquisition before shares are acquired pursuant to the earlier tender offer.

      LIMITATION ON SHARE PURCHASES. Section 302A.553 of the Minnesota Statutes generally prohibits a Minnesota corporation that is a publicly held corporation from directly or indirectly purchasing or agreeing to purchase any voting shares from a person (or two or more persons who are acting together) who beneficially owns more than five percent of the voting power of the corporation for more than the market value of such shares if the shares have been beneficially owned by the person for less than two years, unless (i) the purchase or agreement to purchase is approved at a meeting of shareholders by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, or
(ii) the corporation makes an offer, of at least equal value per share, to all holders of shares of the class or series and to all holders of any class or series into which the securities may be converted.


      As a result of the foregoing measures, stock of the Company may not attract institutional investors or certain other members of the investment community. This could result in a depressed market price and liquidity of the Company stock and/or discourage non-negotiated takeover offers that might have been deemed by shareholders to be in their interests and might have involved offers to purchase stock at a premium over the market price prevailing at the time.

                              ELECTION OF DIRECTORS
                                  (PROPOSAL 2)

      The business and affairs of the Company are managed under the direction of its Board of Directors. Shareholders will be asked at the Annual Meeting to elect seven directors. If Proposal 1 is adopted, seven directors will be elected to the classes and for the terms set forth below. If Proposal 1 is not adopted, seven directors will be elected to hold office until the next Annual Meeting of shareholders or until their successors are duly elected. In either case, directors will be elected by a plurality of the shares present and voting at the meeting.

      The Board has nominated the seven individuals named below to serve as directors of the Company. Unless authority is withheld, all proxies received in response to this solicitation will be voted FOR the election of the nominees named below. Each of the nominees named below is now a director of the Company and has served continuously as a director since the year indicated. Each of the nominees was elected by the shareholders at the 1998 Annual Meeting. All nominees have indicated a willingness to serve if elected. If any nominee becomes unable to serve prior to the Annual Meeting, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the proxy holders named therein.


                                                                        DIRECTOR
NAME                           POSITIONS WITH COMPANY             AGE    SINCE
----                           ----------------------             ---   --------

CLASS 1 DIRECTORS (TERM EXPIRES IN 2000):
Robert R. Gheewalla            Director                           31     1998
William D. Thompson            Director                           77     1995


CLASS 2 DIRECTORS (TERM EXPIRES IN 2001):
John E. Gherty                 Director                           55     1988
Sanjay H. Patel                Director                           38     1996
Richard J. Zeckhauser          Director                           58     1987


CLASS 3 DIRECTORS (TERM EXPIRES IN 2002):
Brian F. Sullivan              Chairman, Chief Executive Officer  37     1986
                               and Director
William F. Wanner, Jr.         Director                           56     1986


SHAREHOLDER APPROVAL

      The affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meeting either in person or by proxy, assuming a quorum is present, is required for the election of directors.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS AS SET FORTH IN PROPOSAL 2.

                        INFORMATION CONCERNING DIRECTORS,
                         NOMINEES AND EXECUTIVE OFFICERS


DIRECTORS AND NOMINEES

      All of the nominees for election to the Company's Board of Directors are presently serving as directors of the Company. The following discussion sets forth certain information concerning the directors and nominees of the Company.


CLASS 1 - NOMINEES FOR TERMS EXPIRING IN YEAR 2000

      ROBERT R. GHEEWALLA has been a director of the Company since February 1998. Mr. Gheewalla is a Vice President in the Principal Investment Area of Goldman, Sachs & Co. where he has worked since 1994. From 1989 to 1991, he worked in the Global Finance Department of Goldman, Sachs & Co. Mr. Gheewalla also serves on the Advisory Committees or Boards of Directors of North American RailNet, Inc. and JAMtv Corporation.

      WILLIAM D. THOMPSON has been a director of the Company since December 1995. Mr. Thompson served as Executive Vice President of the New York City advertising firm of Young & Rubicam, Inc. until his retirement in 1989. During 37 years of service for Young & Rubicam, Mr. Thompson oversaw accounts for numerous companies, including General Foods, Merrill Lynch, General Electric, Warner-Lambert, Bristol-Meyers Squibb, and Johnson & Johnson.


CLASS 2 - NOMINEES FOR TERMS EXPIRING IN YEAR 2001

      JOHN E. GHERTY has been a director of the Company since 1988. Mr. Gherty has been President and Chief Executive Officer of Land O' Lakes, Inc., a food and agricultural company, since 1989 and prior thereto was Group Vice President and Chief Administrative Officer of Land O' Lakes, Inc. Mr. Gherty is also a director of CF Industries, Inc., the National Council of Farmer Cooperatives and the Minnesota Business Partnership.

      SANJAY H. PATEL has been a director of the Company since July 1996. Mr. Patel has been a Senior Managing Director of GSCP, Inc., the manager of the Greenwich Street Capital Partners II, L.P. and its affiliated private equity funds, since April 1998. Mr. Patel was a Managing Director in the Principal Investment Area of Goldman, Sachs & Co. from 1996 to January 1998, and worked in the Leveraged Buyout Group of Goldman, Sachs & Co. from 1987 to 1996. Mr. Patel is also the Chairman of the Board of Directors of Atlantic Express Transportation Corp.

      RICHARD J. ZECKHAUSER has been a director of the Company since 1987. Dr. Zeckhauser has been a professor of political economy at the John F. Kennedy School of Government at Harvard University since 1968. Dr. Zeckhauser was a co-founder of Niederhoffer, Cross and Zeckhauser, a New York-based investment firm specializing in mergers and acquisitions and money management.


CLASS 3 - NOMINEES FOR TERMS EXPIRING IN YEAR 2002


      BRIAN F. SULLIVAN has been the Chief Executive Officer and a director of the Company since its inception in 1986, and was named Chairman in February 1999. He also served as President of the Company from 1986 to February 1999 and as Chief Financial Officer of the Company from 1986 to 1994. Mr. Sullivan has established and directed the implementation of the Company's strategic direction since its inception. He has led the Company from the development stage through its initial contracts with the United States armed forces, the introduction of reverse osmosis desalinators and portable drinking water systems, and the development and introduction of the Company's household drinking water systems. Mr. Sullivan is named as an inventor on four United States patents held by the Company. Mr. Sullivan is also a director of North Central Life Insurance Company.

      WILLIAM F. WANNER, JR. has been a director of the Company since its inception in 1986. Mr. Wanner served as Chairman of the Board of the Company from 1986 to 1994. Since 1973, Mr. Wanner has been the Chief Executive Officer and principal shareholder of Wanner Engineering, Inc. and its affiliated companies, which design, produce and market a range of high pressure pumps and controls.


BOARD COMMITTEES AND ACTIONS

      During calendar year 1998, the Board of Directors met four times. The Board of Directors has two standing committees, a Compensation Committee and an Audit Committee, which met three times and one time, respectively, during 1998. Each director attended at least 75% of the total number of meetings of the Board and of committees on which the director served, except for Mr. Gherty who was absent from two meetings of the Board of Directors.

      The Compensation Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of executive officers of the Company and administers the Company's 1986 Stock Option Plan and 1994 Stock Option and Incentive Plan. The members of the Compensation Committee are Mr. Gherty, Mr. Patel and Mr. Wanner.

      The Audit Committee reviews the internal and external financial reporting of the Company and reviews the scope of the independent audit. During 1998, the members of the Audit Committee were Mr. Gheewalla, Mr. Thompson and Dr. Zeckhauser.

      The Board of Directors acts as the nominating committee. See "Information Concerning Directors, Nominees and Executive Officers - Nomination of Directors."


DIRECTOR COMPENSATION

      Directors of the Company currently receive no cash fee for their service as directors. Non-employee directors of the Company have been granted stock options in connection with their service as directors, including options automatically granted under the 1993 Director Stock Option Plan. See "Information Concerning Directors, Nominees and Executive Officers - Director Stock Option Plan" and "Approval of Amendment to 1993 Director Stock Option Plan (Proposal 4)."


NOMINATION OF DIRECTORS

      Directors of the Company are elected annually to serve until the next annual meeting of shareholders or until their successors are duly elected. Pursuant to a Securities Purchase Agreement dated July 19, 1996, between the Company and five investment partnerships affiliated with The Goldman Sachs Group, L.P. (collectively, "GS Group"), GS Group has the right to nominate one person to serve on the Company's Board of Directors, and the Company has agreed to use its best efforts to secure the election of such nominee to the Board of Directors. See "Information Concerning Directors, Nominees and Executive Officers - Certain Transactions." Mr. Gheewalla has been nominated by GS Group and has been elected director pursuant to such arrangement. The Company knows of no other arrangements or understandings between a director or nominee and any other person pursuant to which he has been selected as a director or nominee. There is no family relationship between any of the nominees, directors or executive officers of the Company.

      The Board of Directors acts as the nominating committee for selecting the Board's nominees for election as directors. The Company's Bylaws require that shareholder nominations for director be made pursuant to timely notice in writing to the Company. To be timely, written notice must be delivered to the Company not less than 60 nor more than 90 days prior to the date of the scheduled annual meeting; however, if the Company gives less than 70 days' notice of such meeting, the shareholder may deliver notice no later than the tenth day following the earlier of the day on which the Company's notice of the date of the meeting was mailed or the day on which such date was publicly disclosed. The Bylaws further provide that the shareholder's notice shall set forth certain information concerning each nominee, including (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company's stock beneficially owned by such person on the date of the notice, and (iv) any other information relating to such person that would be required to be disclosed pursuant to Regulation 13D and Regulation 14A under the Securities Exchange Act of 1934. In addition, the shareholder giving the notice is required to state the name and address of such shareholder and the identity of other shareholders known by such shareholder to be supporting such nominees and the extent of such shareholders' beneficial ownership of the Company's stock. A majority of the Continuing Directors may reject a nomination by a shareholder not timely made in accordance with the requirements of the Bylaws. In case of a deficiency in such shareholder's notice, the shareholder has the opportunity to cure the deficiency by providing additional information within five days of the date that such a deficiency notice is given to the shareholder. A majority of the Continuing Directors determines whether the deficiency has been cured by the shareholder.


EXECUTIVE OFFICERS

      The following discussion sets forth information about the executive officers of the Company who are not directors.

                                                                              OFFICER
NAME                       POSITIONS WITH COMPANY                       AGE    SINCE
----                       ----------------------                       ---   ------
Reed A. Watson             President and Chief Operating Officer        40     1999
Charles F. Karpinske       Vice President and Chief Financial Officer   44     1996
Richard D. Hembree         Vice President - Engineering                 46     1987
Jeffrey T. Dekko           Vice President - Marketing                   32     1995
Barry B. Van Lerberghe     Vice President - Sales                       37     1995
Daniel B. Seebart          Vice President - Manufacturing               52     1998


      REED A. WATSON has served as President and Chief Operating Officer of the Company since February 1999. From 1992 until joining the Company, Mr. Watson was employed by The Pillsbury Company, where he served most recently as the Vice President and General Manager of the $1.8 billion Baked Foods Division. Prior to his tenure at Pillsbury, Mr. Watson was employed in various marketing capacities at Kraft Foods, Inc.


      CHARLES F. KARPINSKE has served as the Company's Vice President and Chief Financial Officer since February 1996. Prior to joining the Company, Mr. Karpinske served as Vice President of Operations and Chief Financial Officer of Goretek Data Systems, a software development company, from April 1995 to February 1996. From August 1993 to March 1995, Mr. Karpinske was the Chief Operating Officer and Chief Financial Officer for Decision Data, a manufacturer and distributor of computer equipment. From October 1986 to July 1993, Mr. Karpinske worked for Apertus Technologies (formerly Lee Data), a manufacturer and distributor of computer equipment, serving in a number of financial positions including Chief Financial Officer, Vice President of Finance and Administration and Corporate Controller.

      RICHARD D. HEMBREE has served as chief engineer of the Company since 1986 and Vice President - Engineering since 1987. Mr. Hembree has been principally responsible for the development of new technologies incorporated into the Company's products. Mr. Hembree is named as an inventor on eight United States patents held by the Company. From 1983 to 1986, Mr. Hembree was a senior design engineer at Seagold Industries Corporation, a manufacturer of desalinators, where he designed several energy recovery pumps and was engaged in the design and development of manual desalinators and hydraulic energy recovery devices.

      JEFFREY T. DEKKO has served as Vice President - Marketing of the Company since July 1995. Mr. Dekko served as Vice President of Recreational Products for the Company from October 1994 to July 1995. Mr. Dekko directs the Company's marketing efforts in the consumer household water products category. From 1988 to October 1994, Mr. Dekko was marketing manager for General Mills, Inc.

      BARRY B. VAN LERBERGHE has served as Vice President - Sales of the Company since July 1995. Prior to joining the Company, Mr. Van Lerberghe was Western Regional Manager for Sunbeam Household Products from 1992 to 1995, and District Sales Manager for Polaroid Corporation from 1988 to 1992.

      DANIEL B. SEEBART has served as Vice President - Manufacturing of the Company since October 1998. From 1991 to September 1998, Mr. Seebart was employed by Onan, a division of Cummings Engine Company, where he served as plant manager and executive director of continuous improvement. Prior to 1991, Mr. Seebart served as a vice president at Century Manufacturing Company.


EXECUTIVE COMPENSATION

      The following Summary Compensation Table shows cash and other compensation paid or accrued during the last three fiscal years to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                      ANNUAL                --------------
                                                   COMPENSATION                 AWARDS
                                            -----------------------------   --------------        OTHER
NAME AND PRINCIPAL POSITION       YEAR        SALARY          BONUS (1)       OPTIONS (#)    COMPENSATION (2)
---------------------------     --------    ----------      -------------   --------------   ----------------
Brian F. Sullivan                 1998       $275,000         $     --               --          $3,200
(Chairman and Chief Executive     1997        205,000          150,000               --           3,200
Officer)                          1996        150,000               --          250,000              --

Charles F. Karpinske (3)          1998       $161,000         $     --           10,000          $3,200
(Vice President and Chief         1997        140,000           64,280           40,000           3,023
Financial Officer)                1996        112,500               --           25,000              --


Richard D. Hembree                1998       $145,000         $     --           15,000          $2,994
(Vice President - Engineering)    1997        112,000           49,164           10,000           2,382
                                  1996         99,900               --               --           1,996

Jeffrey T. Dekko                  1998       $132,000         $     --            9,000          $1,333
(Vice President - Marketing)      1997        110,000           60,345           12,000           2,575
                                  1996         88,500               --           14,000           1,312

Barry B. Van Lerberghe            1998       $132,000         $     --            9,000          $2,753
(Vice President - Sales)          1997        110,000           57,020           12,000           2,491
                                  1996         96,300               --           13,000           2,140




--------------

(1) The executive officers of the Company are eligible to earn annual cash bonuses tied to the level of achievement of annual performance targets.


(2) Represents the Company's matching contribution under its 401(k) Retirement Savings Plan.


(3)   Mr. Karpinske's employment with the Company commenced in February 1996.

AGREEMENTS WITH EXECUTIVES

      The Company, GS Group and Brian F. Sullivan entered into an Executive Restriction Agreement dated July 19, 1996 in connection with the Company's sale of Convertible Notes to the GS Group. See "Information Concerning Directors, Nominees and Executive Directors - Certain Transactions."

      The Company has entered into Executive Severance Pay Agreements with each of its executive officers which provide that if the executive officer's employment with the Company is terminated within 24 months following a "change in control" of the Company, other than termination for cause, voluntary termination by the executive officer, or termination on account of death or disability, the Company will (i) pay to the executive officer an amount equal to multiple of his average annual compensation, including bonus, for the three-year period ending in the year in which his employment terminates, (ii) provide continued coverage under the Company's insurance programs, and (iii) pay him an amount equal to the difference between the aggregate fair market value of shares subject to stock options which are forfeited or become unexercisable as a result of his termination of employment, and the aggregate exercise price of such options. The applicable multiples of average annual compensation are three times for Mr. Sullivan, two times for Mr. Karpinske and Mr. Hembree, and one time for Mr. Dekko and Mr. Van Lerberghe. For these purposes, a "change in control" means
(i) the dissolution or liquidation of the Company, or a merger, consolidation or other corporate reorganization in which the Company is not the surviving party;
(ii) the sale of all or substantially all of the business or assets of the Company; (iii) the acquisition by any person of securities representing more than 25% of the voting power of the Company's outstanding securities; or (iv) individuals who constitute the Board of Directors at the beginning of any two-year period ceasing to constitute at least a majority of the Board of Directors, unless each new director is approved by a two-thirds vote of the directors then in office who were directors at the beginning of such period.


RETIREMENT SAVINGS PLAN

      The Company maintains a profit sharing and savings plan (the "401(k) Plan") under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), which allows employees to contribute up to 15% of their pre-tax income to the 401(k) Plan. The 401(k) Plan includes a discretionary matching contribution by the Company and provides that the Company may make an additional discretionary contribution out of profits at the end of any year. The Company made discretionary matching contributions of $61,000, $98,000 and $170,000 for 1996, 1997 and fiscal 1998, respectively. No additional discretionary contributions were made by the Company for 1996, 1997 or fiscal 1998.


STOCK OPTIONS

      Since its inception, the Company has utilized stock and stock options to provide incentives and rewards to its employees and directors. The Recovery Engineering, Inc. 1986 Stock Option Plan (the "1986 Option Plan") permits the granting of awards to directors and employees of the Company in the form of stock options. Stock options granted under the 1986 Option Plan may be "incentive stock options" meeting the requirements of Section 422 of the Code or non-qualified options which do not meet the requirements of Section 422. At February 28, 1999, options for an aggregate of 17,150 shares were outstanding under the 1986 Plan. The outstanding options are presently exercisable with respect to 15,650 shares. No additional options may be granted under the 1986 Plan.

      The Recovery Engineering, Inc. 1994 Stock Option and Incentive Plan (the "1994 Plan") permits the granting of awards to employees, consultants and other service providers in the form of incentive stock options, non-qualified stock options and grants of restricted stock. At February 28, 1999, options for an aggregate of 1,102,432 shares were outstanding under the 1994 Plan, and 89,343 shares were available for grant, assuming the shareholders approve the proposed amendment to the 1994 Plan at the

Annual Meeting. See "Approval of Amendment to 1994 Stock Option and Incentive Plan (Proposal 3)." The outstanding stock options are presently exercisable with respect to 382,071 shares. Awards may be granted under the 1994 Plan through January 31, 2004. The 1994 Plan may be terminated earlier by the Board of Directors in its sole discretion.

      The 1986 Option Plan and the 1994 Plan are administered by the Compensation Committee of the Board of Directors. These Plans give broad powers to the Committee to administer and interpret the plans, including the authority to select the individuals to be granted awards and to prescribe the particular form and conditions of each award granted. Awards are granted on the basis of various factors, including the individual's capacity for contributing to the successful performance of the Company, the nature of the operations for which the individual is responsible, and the period for which the individual has served or will have served the Company at the vesting of the award.

      The following table shows certain information regarding stock options granted to the executive officers named in the Summary Compensation Table during the Company's 1998 fiscal year.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          Potential Realizable
                                                 Individual Grants                           Value at Assumed
                              -------------------------------------------------------     Annual Rates of Stock
                                             Percent of Total                            Price Appreciation for
                                              Options Granted   Exercise                     Option Term (1)
                                 Options       to Employees       Price    Expiration    ----------------------
Name                           Granted (#)    in Fiscal Year     ($/Sh)       Date         5% ($)      10% ($)
----                          ------------   -----------------  ---------  -----------   ----------  ----------
Brian F. Sullivan............      --               --             --          --            --          --
Charles F. Karpinske.........  10,000 (2)          5.0%          $23.38    01/12/2008     $147,004    $372,537
Richard D. Hembree...........  15,000 (2)          7.5%          $23.38    01/12/2008     $220,506    $558,806
Jeffrey T. Dekko.............   9,000 (2)          4.5%          $23.38    01/12/2008     $132,304    $335,284
Barry B. Van Lerberghe.......   9,000 (2)          4.5%          $23.38    01/12/2008     $132,304    $335,284

--------------

(1) Represents the potential net realizable value of each grant of options assuming that the market price of the underlying Common Stock appreciates in value from its fair market value on the date of grant to the end of the option term at the indicated annual rates.

(2) Each option was granted on January 12, 1998 and vests with respect to 25% of the option shares on the first, second, third and fourth anniversaries of the grant date.

      The following table shows information for the executive officers named in the Summary Compensation Table regarding the exercise of stock options during fiscal 1998 and the number and value of unexercised stock options held by as of the end of fiscal 1998.


   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

                                                                                         Value of Unexercised
                                                            Number of Unexercised        In-the-Money Options
                                Shares                     Options at Year-End (#)        at Year-End ($)(1)
                              Acquired on      Value     ---------------------------  ---------------------------
Name                         Exercise (#)  Realized ($)  Exercisable / Unexercisable  Exercisable / Unexercisable
----                         ------------  ------------  ---------------------------  ---------------------------
Brian F. Sullivan...........     --             --           121,500 / 250,000                 $0 / $0
Charles F. Karpinske........     --             --            41,250 / 33,750                  $0 / $0
Richard D. Hembree..........     --             --            58,750 / 16,250                  $0 / $0
Jeffrey T. Dekko............     --             --            26,250 / 19,750                  $0 / $0
Barry B. Van Lerberghe......     --             --            23,750 / 22,250                  $0 / $0

--------------

(1) The December 31, 1998 closing price of $6.63 per share as reported on the Nasdaq National Market was less than the exercise price of all of the options held by the executive officers named in the Summary Compensation Table.

      Mr. Sullivan's options that are not currently exercisable will become exercisable in 2005 and may become exercisable earlier if certain sales and income objectives established by the Compensation Committee are achieved by the Company. In addition, the options will become exercisable if Mr. Sullivan's employment with the Company is terminated by reason of his death or disability, or within 24 months following a "change in control" of the Company. For these purposes, a "change in control" means (i) the dissolution or liquidation of the Company, or a merger, consolidation or other corporate reorganization in which the Company is not the surviving party; (ii) the acquisition by any person, other than Wanner Engineering, Inc., of securities representing more than 50% of the voting power of the Company's outstanding securities; or (iii) individuals who constitute the Board of Directors at the beginning of any two-year period ceasing to constitute at least a majority of the Board of Directors, unless each new director is approved by a two-thirds vote of the directors then in office who were directors at the beginning of such period.


DIRECTOR STOCK OPTION PLAN

      The Company's 1993 Director Stock Option Plan (the "Director Option Plan") provides for the automatic granting of an option for shares of Common Stock to each non-employee director of the Company on the date of his or her initial election or appointment as a director, and additional options on the date of each annual meeting of shareholders at which the director is reelected by the shareholders. The number of shares covered by such options was 1,000 shares per grant through 1996, and 4,000 shares per grant for 1997 and subsequent years. The exercise price of options granted under the Director Option Plan is equal to 85% of the fair market value of the Common Stock on the date of grant. At February 28, 1999, options for an aggregate of 61,000 shares were outstanding under the Director Option Plan and 53,000 shares were available for grant, assuming the shareholders approve the proposed amendment to the Director Option Plan at the Annual Meeting. See "Approval of Amendment to 1993 Director Stock Option Plan (Proposal 4)."


EMPLOYEE STOCK PURCHASE PLAN

      The Company's 1994 Stock Purchase Plan permits eligible employees to make voluntary contributions through payroll deductions, to be used to purchase stock from the Company on a monthly basis at a price equal to 85% of the fair market value of a share of Common Stock on the purchase date. The number of shares that an employee may purchase under the Stock Purchase Plan may not exceed 500 shares during any calendar year, and the aggregate purchase price of shares purchased by any employee under the Stock Purchase Plan may not exceed $10,000 during any calendar year. The Company issued 6,874 shares, 9,501 shares and 21,068 shares under the Stock Purchase Plan in 1996, 1997 and fiscal 1998, respectively.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Decisions and recommendations regarding compensation paid to the Company's executive officers in 1998 were made by a Compensation Committee consisting of John E. Gherty, Sanjay H. Patel and William F. Wanner, Jr., each of whom is a non-employee director of the Company. Brian F. Sullivan, the only executive officer of the Company who serves on the Board of Directors, abstains from voting on compensation matters affecting his compensation. See "Report of the Compensation Committee."


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      The Company's directors, executive officers and any persons holding more than 10% of the outstanding Common Stock of the Company are required to file with the Securities and Exchange Commission reports concerning their initial ownership of Common Stock and any subsequent changes in such ownership. The Company believes that during 1998 the filing requirements were satisfied on a timely basis by all such persons, except as follows: Two transactions by Mr. Patel and one transaction by Dr. Zeckhauser were not reported on a timely basis. In making this disclosure, the Company has relied solely on written representations of its directors, officers and beneficial owners of more than 10% of the Common Stock and copies of the reports they have filed with the Securities and Exchange Commission and furnished to the Company.


CERTAIN TRANSACTIONS

      On July 19, 1996, the Company entered into a Securities Purchase Agreement with GS Group, pursuant to which the Company issued to GS Group $15 million principal amount of its 5% Convertible Notes Due 2003 (the "Convertible Notes"). The Convertible Notes are convertible into shares of the Company's Common Stock at a conversion price of $14.85 per share. The Convertible Notes include certain reset rights which provide for an adjustment of the conversion price if at the time the Convertible Notes are converted in to Common Stock, the market price of the Common Stock is below certain levels. The Convertible Notes may be converted to Common Stock at any time at the option of GS Group or, if certain conditions are satisfied, after January 18, 2000 by the Company. The Convertible Notes bear interest at the rate of 5% per annum, payable quarterly on March 31, June 30, September 30, and December 31 in each year, commencing September 30, 1996. If not converted, the principal amount of the Convertible Notes is payable in annual installments starting August 1, 2001. The Convertible Notes may be prepaid in whole or in part at any time by the Company, without penalty, provided that if less than the entire indebtedness evidenced by the Convertible Notes is to be prepaid by the Company, it must offer to repay the Convertible Notes pro rata from each holder thereof.

      Under the Securities Purchase Agreement, for so long as at least 25% of the initial amount of Convertible Notes remain outstanding and GS Group holds at least a majority of the outstanding Convertible Notes, at each meeting for the election of directors of the Company, the Company is to use its best efforts to cause to be elected to, and maintained as a member of, the Company's Board of Directors, one person designated by GS Group. The representative is to be a member of the Company's executive and finance committees, if any, or any other committee performing substantially similar functions and, upon request by the representative, any other committee of the Board of Directors. The Company has also agreed that if, at any time, GS Group does not have a representative on the Company's Board of Directors, GS Group will be entitled to have an observer present at all meetings of the Company's Board. Robert R. Gheewalla currently serves as a director of the Company as the designee of GS Group.

      In connection with the sale of the Convertible Notes, the Company, GS Group and Brian F. Sullivan entered into an Executive Restriction Agreement, dated July 19, 1996. The Executive Restriction Agreement prohibits, subject to certain exceptions, Mr. Sullivan's sale of Common Stock of the Company until July 19, 1998. After that date, Mr. Sullivan may not sell or otherwise transfer in any transaction more than 25% of the Common Stock (including shares subject to stock options) which he held as of July 19, 1996 unless the holders of the Convertible Notes are allowed to participate in such sale on a pro rata basis. Under the Executive Restriction Agreement, Mr. Sullivan also has agreed to refrain from competing with the Company for three years after (i) his employment with the Company is terminated for cause or (ii) he resigns from the Company other than for good reason (as defined in the Executive Restriction Agreement).


      In April 1997, Mr. Sullivan exercised stock options for an aggregate of 199,000 shares of Common Stock, and paid the exercise price of the options by delivering to the Company a Promissory Note in the principal amount of $497,500. The Note bears interest at the rate of 9.25% per annum, and matures on June 30, 2001.

                      REPORT OF THE COMPENSATION COMMITTEE


      The Compensation Committee of the Board of Directors (the "Committee") is composed of non-employee directors of the Company. For 1998 the Committee consisted of John E. Gherty, Sanjay H. Patel and William F. Wanner, Jr. The Committee is responsible for assuring that compensation for executives is consistent with the Company's compensation philosophy. The Committee also administers and makes grants under the Company's stock option plans with respect to the Company's executive officers.


      The Company's executive compensation program is based on a pay-for-performance philosophy. Under the Company's program, an executive's compensation consists of three components: base salary, an annual incentive (bonus) payment, and long-term incentives (principally stock options). Base salaries generally are set at levels competitive with base salaries for comparable positions in the marketplace. In addition, base salaries reflect the executive's individual job responsibilities, his or her sustained performance in fulfilling those responsibilities and the impact of such performance on the business results of the Company. Base salaries for executive officers were increased for 1998 based on the Company's achievements in the market for household water filter products and the additional responsibilities assumed by the executive officers in connection with the growth of the Company's operations. Mr. Sullivan's base salary was increased for 1998 based on the Company's achievements and to more nearly align his base salary with those of chief executive officers of comparable companies.

      Payments under the Company's management bonus program are tied to the level of achievement of performance objectives for business functions under the executive's direction and performance objectives for the Company as a whole. Performance objectives are based on the Company's annual strategic plan as reviewed by the Board of Directors. An executive's annual bonus potential is a percentage of his or her base salary and, for executives other than Mr. Sullivan, is based on the achievement of various operating objectives. Mr. Sullivan is eligible to earn a cash bonus based on the Company's net income before income taxes. No bonuses were earned by any of the executive officers in fiscal 1998.

      The Company's long-term incentives are in the form of stock options. The objectives of these awards is to advance the longer term interests of the Company and its shareholders, complement incentives tied to annual performance, and align the interests of executives more closely with those of shareholders. The Company also believes that the entrepreneurial character of its executives makes the long-term incentives provided by its stock option program especially significant in the motivation and retention of its executives. The number of stock options awarded to an executive is based on the executive's position and his or her performance in that position. The executive's right to the stock options generally vests over a four-year period and each option is exercisable, to the extent it has vested, over a ten-year period following its grant. In the case of Mr. Sullivan, a significant portion of his stock options vest upon the achievement of certain sales and income objectives established by the Committee.

      The Committee believes that the Company's executives are focused on the attainment of a sustained high rate of growth and profitability for the benefit of the Company and its shareholders, and that the Company's compensation program, with its emphasis on performance-based and long-term incentive compensation, serves to reinforce this focus.


By the Compensation Committee

John E. Gherty
Sanjay H. Patel
William F. Wanner, Jr.

                                PERFORMANCE GRAPH

      The following graph shows changes during the five-year period ended December 31, 1998, in the value of $100 invested in: (1) the Company's Common Stock; (2) the CRSP Total Return Index for The Nasdaq Stock Market (US); and (3) Nasdaq Non-Financial Stocks. The values of each investment as of the dates indicated are based on share prices plus any dividends paid in cash, with the dividends reinvested on the date they were paid. The calculations exclude trading commissions and taxes.



                                     [GRAPH]





                                           12/31/93    12/30/94    12/29/95    12/31/96    12/31/97    12/31/98
                                           --------    --------    --------    --------    --------    --------
Recovery Engineering, Inc.                 $100.00     $149.49     $123.23      $56.57     $197.98       $53.54

CRSP Index for Nasdaq Stock Market (US)    $100.00      $97.75     $138.26     $170.01     $208.30      $293.52

Nasdaq Non-Financial Stocks                $100.00      $96.16     $134.03     $162.84     $190.73      $280.01

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

      The following table shows information as of February 28, 1999, regarding the beneficial ownership of shares of Common Stock of the Company by (i) each shareholder known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, (ii) each director or nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group.

                                                        NUMBER OF SHARES              PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                 BENEFICIALLY OWNED (1)     OUTSTANDING SHARES (2)
------------------------------------                 ----------------------     ----------------------
Certain investment funds affiliated with
  The Goldman Sachs Group, L.P. (3)..................      1,023,101                     14.5%
85 Broad Street
New York, NY 10004

Wanner Engineering, Inc. (4).........................         596,100                      9.9%
1204 Chestnut Avenue
Minneapolis, MN 55403

US Trust Company of New York (5).....................         570,100                      9.5%
114 West 47th Street
New York, NY 10036

Investment Advisers, Inc. (6)........................         506,494                      8.4%
3700 First Bank Place
Minneapolis, MN 55440

Safeco Corp. (7).....................................         446,750                      7.4%
4333 Brooklyn Avenue NE
Seattle, WA 98185

Ashford Capital Management Inc. (8)..................         372,400                      6.2%
P.O. Box 4172
Wilmington, DE 19807

Nevis Capital Management, Inc. (9)...................         311,300                      5.2%
1119 St. Paul Street
Baltimore, MD 21202

DIRECTORS AND EXECUTIVE OFFICERS:

Brian F. Sullivan (10)(11)...........................         530,000                      8.6%
Charles F. Karpinske (10)............................          41,299                      *
Richard D. Hembree (10)..............................          89,973                      1.5%
Jeffrey T. Dekko (10)................................          28,831                      *
Barry B. Van Lerberghe (10)..........................          27,804                      *
Robert R. Gheewalla (10)(12).........................           8,000                      *
John E. Gherty (10)(13)..............................          68,247                      1.1%
Sanjay H. Patel (10)(14).............................          12,700                      *
William D. Thompson (10).............................          25,000                      *
William F. Wanner, Jr. (10)(15)......................         658,150                     10.9%
Richard J. Zeckhauser (10)(16).......................          95,500                      1.6%

All directors and executive officers as a group
   (13 persons, including those named above) (10)....       1,585,804                     25.0%

----------------------

*  Less than one percent.

(1) Each person has sole voting and sole power with respect to all outstanding shares, except as noted.

(2) Based on 6,018,397 shares outstanding at February 28, 1999. Such amount does not include 2,271,183 shares of Common Stock issuable upon exercise of stock options and warrants or conversion of Convertible Notes outstanding at February 28, 1999. Each figure showing the percentage of outstanding shares owned beneficially has been calculated by treating as outstanding and owned the shares which could be purchased by the indicated person(s) within 60 days upon the exercise of existing stock options or the conversion of the Convertible Notes.

(3) Reflects information included on a Schedule 13D, dated April 30, 1998, filed with the Securities and Exchange Commission by certain investment partnerships, of which affiliates of The Goldman Sachs Group, L.P. ("GS Group") are the general partner, managing general partner, managing partner or investment manager. Includes (i) 1,010,101 shares which may be acquired upon the conversion of Convertible Notes owned by the investment partnerships, and (ii) 13,000 shares subject to options held for the benefit of the GS Group by Mr. Gheewalla and Mr. Patel (see Notes 10, 13 and 15). Includes Convertible Notes held of record by GS Capital Partners II, L.P., currently convertible into 633,766 shares, Convertible Notes held of record by GS Capital Partners II Offshore, L.P., currently convertible into 251,948 shares, Convertible Notes held of record by Stone Street Fund 1996, L.P., currently convertible into 60,191 shares, Convertible Notes held of record by Bridge Street Fund 1996, L.P. , currently convertible into 40,819 shares, and Convertible Notes held of record by Goldman, Sachs & Co. Verwaltungs GmbH, currently convertible into 23,377 shares. Does not include up to 367,309 aggregate shares of Common Stock in respect of certain reset rights held by the investment partnerships. The reset rights are created in certain events through an adjustment of the conversion price applicable to the Convertible Notes. GS Group disclaims beneficial ownership of the shares owned by such investment partnerships to the extent attributable to partnership interests therein held by persons other than GS Group and its affiliates. Each of such investment partnerships shares voting and investment power with certain of its respective affiliates.

(4) Mr. Wanner, a director of the Company, is a director, officer and principal shareholder of Wanner Engineering, Inc. Such shares are also included in the shares beneficially owned by Mr. Wanner.

(5) Reflects information as of December 31, 1998, based on a Schedule 13G, dated February 12, 1999, filed by such company with the Securities and Exchange Commission, which indicates that the shareholder has shared voting power and shared dispositive power with respect to said shares.

(6) Reflects information as of December 31, 1998, based on a Schedule 13G, dated January 29, 1999, filed by such company with the Securities and Exchange Commission, which indicates that the shareholder has sole voting power and sole dispositive power with respect to said shares.

(7) Reflects information as of December 31, 1998, based on a Schedule 13G, dated February 11, 1999, filed by such company with the Securities and Exchange Commission, which indicates that the shareholder has shared voting power and shared dispositive power with respect to said shares.

(8) Reflects information as of December 31, 1998, based on a Schedule 13G, dated February 2, 1999, filed by such company with the Securities and Exchange Commission, which indicates that the shareholder has sole voting power and sole dispositive power with respect to said shares.

(9) Reflects information as of December 31, 1996, based on a Schedule 13G, dated February 12, 1997, filed by such company with the Securities and Exchange Commission, which indicates that the shareholder has sole voting power and sole dispositive power with respect to said shares.

(10) Includes shares which could be purchased within 60 days upon the exercise of stock options as follows: Mr. Sullivan, 121,500 shares; Mr. Karpinske, 41,250 shares; Mr. Hembree, 58,750 shares; Mr. Dekko, 26,250 shares; Mr. Van Lerberghe, 23,750 shares; Mr. Gheewalla, 8,000 shares; Mr. Gherty, 10,000 shares; Mr. Patel, 9,000 shares; Mr. Thompson, 10,000 shares; Mr. Wanner, 4,000 shares; Dr. Zeckhauser, 11,000 shares; and all directors and executive officers as a group, 323,500 shares.

(11)  Mr. Sullivan's address is 9300 North 75th Avenue, Minneapolis, MN 55428.

(12) Includes 8,000 shares subject to options held for the benefit of GS Group. Does not include other securities that may be deemed to be beneficially owned by GS Group (see Note 3). Mr. Gheewalla, a director of the Company, is an associate of Goldman, Sachs & Co., the investment manager for certain of the investment partnerships. Mr. Gheewalla disclaims beneficial ownership of such securities.

(13) Includes 10,701 shares held by Mr. Gherty as custodian for his minor children.

(14) Includes 5,000 shares subject to options held for the benefit of GS Group with which Mr. Patel was previously associated. Mr. Patel disclaims beneficial ownership of such securities.

(15) Includes 2,200 shares held by Mr. Wanner as trustee for members of his family and 596,100 shares owned by Wanner Engineering, Inc., of which Mr. Wanner is a director, officer and principal shareholder.

(16) Includes 25,000 shares owned by Dr. Zeckhauser's wife. Dr. Zeckhauser, having no voting or dispositive powers with respect to such shares, disclaims beneficial ownership of such shares.



                            APPROVAL OF AMENDMENT TO
                      1994 STOCK OPTION AND INCENTIVE PLAN
                                  (PROPOSAL 3)

      The Recovery Engineering, Inc. 1994 Stock Option and Incentive Plan (the "1994 Plan") permits the granting of awards to employees, consultants and other service providers in the form of incentive stock options, non-qualified stock options ("Options"), awards of restricted stock or any combination thereof. The 1994 Plan is intended to assist the Company in hiring and retaining qualified personnel by allowing them to participate in the ownership and growth of the Company. Management believes that the granting of Options and restricted stock awards gives employees, consultants and other service providers an additional inducement to remain in the service of the Company and provides them with an increased incentive to work for the Company's success.

      The shareholders of the Company have previously approved the 1994 Plan and the issuance of up to 1,050,000 shares thereunder. In January 1999, the Board of Directors amended the 1994 Plan to increase the number of shares reserved for issuance thereunder to 1,250,000 shares. The shareholders are being asked to approve such increase at the Annual Meeting.

      The principal features and effects of the 1994 Plan are discussed below.


ADMINISTRATION

      The 1994 Plan is administered by the Compensation Committee of the Board of Directors, which selects the employees, consultants, and other service providers who will be granted Options and restricted stock awards under the 1994 Plan. Subject to the provisions of the 1994 Plan, the Compensation Committee also determines the type, amount, size and terms of Options and restricted stock awards; the time when Options and awards should be granted; whether any restrictions should be placed on shares purchased pursuant to any Option or issued pursuant to any restricted stock award; and all other determinations necessary or advisable for the administration of the 1994 Plan. The determinations by the Compensation Committee are final and conclusive. Grants of Options and restricted stock awards and other decisions of the Compensation Committee are not required to be made on a uniform basis.


SHARES SUBJECT TO 1994 PLAN

      The 1994 Plan, as amended, provides that the total number of shares of Common Stock that may be purchased pursuant to the exercise of Options and the grant of restricted stock awards shall not exceed 1,250,000 shares, subject to adjustment as provided in the 1994 Plan. The shares to be issued upon the exercise of Options and restricted stock awards granted under the 1994 Plan will be currently authorized but unissued shares of Common Stock of the Company. The number of shares of Common Stock available under the 1994 Plan, the exercise price of an Option, or the value of a restricted stock award, may be adjusted by the Compensation Committee in its sole discretion upon any stock dividend or split, recapitalization, reclassification, combination, exchange of shares, or other similar corporate change, if the Compensation Committee determines that such change necessarily or equitably requires such an adjustment.


ELIGIBILITY

      Employees of the Company and any of its "Affiliates" (as such term is defined in the 1994 Plan) are eligible for selection to receive Options qualified as incentive stock options ("ISOs") under Section 422 of the Code. Employees, consultants and other service providers of the Company or its Affiliates may be granted non-qualified Options ("NQOs") or restricted stock awards. Options have been granted under the 1994 Plan to approximately 180 persons.

      The 200,000 additional shares, together with shares previously authorized and available for issuance under the Plan, may be allocated to such employees as the Compensation Committee may determine. The allocation of the additional shares under the 1994 Plan that are the subject of this Proposal 3 has not been determined. No options or shares under the 1994 Plan will be allocated to directors who are not employees of the Company.


TERMS OF OPTIONS

      Upon the grant of an Option, the Compensation Committee fixes the number of shares of Common Stock that the optionee may purchase upon exercise of the Option and the price at which the shares may be purchased. With regard to ISOs, the exercise price cannot be less than the "fair market value" of the Common Stock at the time the ISO is granted or 110% of such fair market value in certain cases (as set forth below). NQOs may be granted at less than the fair market value of the Common Stock. See "Federal Income Tax Consequences."

      With regard to ISOs only, the aggregate fair market value of Common Stock (determined at the time the ISO is granted) subject to ISOs granted to an employee under all stock option plans of the Company and any Affiliate of the Company that become exercisable for the first time by such employee during any calendar year may not exceed $100,000. Furthermore, no ISO may be granted to any employee who, immediately after the grant of such ISO, would own more than 10% of the total combined voting power of all classes of the Company's stock unless such ISO has an exercise price equal to at least 110% of the fair market value of the Common Stock at the time of grant and the term of the ISO is no longer than five years.

      Each Option will be exercisable by the optionee only during the term fixed by the Compensation Committee, with such term ending not later than 121 months after the date of grant (ten years in the case of ISOs). Upon exercise of any Option, payment for shares as to which the Option is exercised may be made in cash, in shares of Common Stock of the Company having an aggregate fair market value on the date of exercise which is not less than the exercise price of the Option, or by a combination of cash and such shares, as the Compensation Committee may determine.


TRANSFERABILITY OF OPTIONS; TERMINATION OF EMPLOYMENT

      Options granted under the 1994 Plan are non-transferable except to the extent permitted by the agreement evidencing such Option. However, no Option will be transferable by any optionee other than by will or the laws of descent and distribution. If, pursuant to the agreement evidencing any Option, such Option remains exercisable after the optionee's death, it may be exercised to the extent permitted by such agreement by the personal representative of the optionee's estate or by any person who acquired the right to exercise such option by bequest, inheritance, or otherwise, by reason of the optionee's death.

RESTRICTED STOCK AWARDS

      Restricted stock awards granted pursuant to the 1994 Plan entitle the holder to receive shares of Common Stock, which will be subject to forfeiture to the Company if specified conditions are not satisfied by the end of a specified period, as determined in each case by the Compensation Committee. The Compensation Committee is to establish a period (the "Restricted Period") at the time a restricted stock award is granted during which the holder will not be permitted to sell, transfer, pledge, encumber, or assign the shares of Common Stock subject to the award. During the Restricted Period, the holder of shares subject to the restricted stock award shall have all of the rights of a shareholder of the Company with respect to such shares, including the right to vote the shares and to receive any dividends and other distributions with respect to the shares. However, any and all stock dividends, stock rights, and stock issued upon split-ups or reclassifications of shares subject to restricted stock awards shall be subject to the same restrictions as the shares with respect to which such stock dividends, rights, or additional stock are issued. Except to the extent otherwise provided in the restricted stock agreement governing each restricted stock award, all shares of Common Stock then subject to any restriction will be forfeited to the Company without further obligation of the Company to the holder thereof, and all rights of the holder with respect to such shares will terminate, if the holder ceases to provide services to the Company or its Affiliates as an employee, consultant or other service provider, or if any condition established by the Compensation Committee for the release of any restriction has not occurred, prior to the expiration of the Restricted Period. The Compensation Committee may permit a gift of restricted stock to the holder's spouse, child, stepchild, grandchild, or legal dependent, or to a trust whose sole beneficiary or beneficiaries is the holder of the stock, and/or any one or more of such persons. However, the donee must enter into an agreement with the Company pursuant to which it agrees that the restricted shares shall be subject to the same restrictions in the hands of such donee as it was in the hands of the donor.


IMMEDIATE ACCELERATION OF AWARDS

      The 1994 Plan provides that, notwithstanding any other provisions contained in the 1994 Plan or the agreement evidencing any Option or restricted stock award thereunder, the restrictions on all shares of restricted stock shall lapse immediately, and all outstanding Options will become exercisable immediately, if any of the following events occur: (i) any person or group of persons, other than the shareholders of record of the Company as of January 31, 1994 (the date the 1994 Plan was adopted by the Board) becomes a beneficial owner of 30% or more of any equity security of the Company entitled to vote for the election of directors; (ii) a change in the composition of the Board of Directors of the Company within any consecutive two-year period occurs such that the "Continuing Directors" cease to constitute a majority of the Board (as such term is defined in the 1994 Plan); or (iii) the shareholders of the Company approve an agreement to merge or consolidate with or into another corporation or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including a plan of liquidation). However, a participant under the 1994 Plan will not be entitled to the immediate acceleration of an award as provided above if such acceleration would, with respect to such participant, constitute a "parachute payment" for purposes of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision.


TERMINATION AND AMENDMENT

      The 1994 Plan will terminate on the earlier of the date on which the 1994 Plan is terminated by the Board of Directors of the Company or January 31, 2004. Options or restricted stock rights outstanding at the termination of the 1994 Plan may continue to be exercised in accordance with their terms after such termination. The 1994 Plan may be amended at any time by the Board of Directors. However, without the approval of a majority of the Company's shareholders voting at a meeting at which a quorum is present, no such amendment may (i) materially increase the benefits accruing to participants under the 1994 Plan; (ii) increase the number of shares available for issuance or sale pursuant to the 1994 Plan (other than as permitted in certain circumstances provided by the 1994 Plan); or (iii) materially modify the requirements as to eligibility for participation in the 1994 Plan, without the affirmative vote of shareholders holding at least the majority of the voting stock of the Company represented in person or by proxy at a duly held shareholders' meeting.


FEDERAL INCOME TAX CONSEQUENCES

      The following description is a general summary of the current federal income tax provisions relating to the grant and exercise of ISOs and NQOs under the 1994 Plan, the grant of restricted stock awards thereunder, and the sale of shares of Common Stock acquired upon exercise of Options or under a restricted stock award. The provisions summarized below are subject to changes in federal income tax laws and regulations, and the effects of such provisions may vary with individual circumstances.


INCENTIVE STOCK OPTIONS

      ISOs granted under the 1994 Plan are intended to be "incentive stock options" as defined by Section 422 of the Code. Under present law, the recipient of an ISO will not realize taxable income upon the grant or the exercise of an ISO, and the Company will not receive an income tax deduction at either such time. Generally, if an optionee exercises an ISO at any time prior to three months after termination of the optionee's employment and does not sell the shares acquired upon exercise of an ISO within either (i) two years after the grant of the ISO or (ii) one year after the date of exercise of the ISO, the gain upon a subsequent sale of the shares will be taxed as capital gain. If the optionee does not satisfy these requirements, the optionee generally will recognize ordinary income in an amount equal to the difference between the exercise price paid in connection with exercise of the ISO and the fair market value of the shares acquired as of the date of exercise of the ISO, and will recognize capital gain on the difference between the sale price of the shares and the fair market value of the shares as of the date of exercise. In such event, the Company would be entitled to a corresponding income tax deduction equal to the amount recognized as ordinary income by the optionee.

      Upon the exercise of an ISO, the excess of the stock's fair market value on the date of exercise over the exercise price will be included in the optionee's alternative minimum taxable income ("AMTI") and may result in the imposition of a tax on such AMTI. Liability for the alternative minimum tax is complex and depends upon an individual's overall tax situation.


NON-STATUTORY STOCK OPTIONS

      Generally, upon the grant of an NQO, neither the Company nor the optionee will experience any tax consequences. Upon exercise of an NQO granted under the 1994 Option Plan, or upon the exercise of an Option initially intended to be an ISO that does not qualify for the tax treatment described above, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock received over the exercise price paid by the optionee with respect to such shares. The amount recognized as ordinary income by the optionee will increase the optionee's basis in the stock acquired pursuant to the exercise of the NQO. the Company will be allowed a federal income tax deduction for the amount recognized as ordinary income by the optionee upon the optionee's exercise of the NQO. Upon a subsequent sale of the stock, the optionee will recognize short-term or long-term gain or loss depending upon the holding period for the stock and upon the stock's subsequent appreciation or depreciation in value.

RESTRICTED STOCK AWARDS

      A participant who receives an award of restricted stock under the 1994 Plan generally will recognize ordinary income at the time at which the restrictions on such shares (the "Restrictions") lapse, in an amount equal to the excess of (i) the fair market value of such shares at the time the Restrictions lapse, over (ii) the price, if any, paid for such shares. If the participant makes an election with respect to such shares under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), not later than 30 days after the date shares are transferred to the participant pursuant to such award, the participant will recognize ordinary income at the time of transfer in an amount equal to the excess of (i) the fair market value of the shares covered by the award (determined without regard to any restriction other than a restriction which by its terms will never lapse) at the time of such transfer over (ii) the price, if any, paid for such shares.

      A participant's tax basis in shares received pursuant to a restricted stock award granted under the 1994 Plan will be equal to the sum of the price paid for such shares, if any, and the amount of ordinary income recognized by such participant with respect to the transfer of such shares or the lapse of the Restrictions thereon. The participant's holding period for such shares for purposes of determining gain or loss on a subsequent sale will begin immediately after the transfer of such shares to the participant, if a Section 83(b) election is made with respect to such shares, or immediately after the Restrictions on such shares lapse, if no Section 83(b) election is made.

      Generally, a deduction will be allowed to the Company, for federal income tax purposes, in an amount equal to the ordinary income recognized by a participant with respect to shares awarded pursuant to the 1994 Plan, provided that such amount constitutes an ordinary and necessary business expense of the Company and is reasonable.

      If, subsequent to the lapse of Restrictions on his or her shares, the participant sells such shares, the difference, if any, between the amount realized from such sale and the tax basis of such shares to the holder will be taxed as long-term or short-term capital gain or loss, depending on whether the participant's holding period for such shares exceeds the applicable holding period at the time of sale and provided that the participant holds such shares as a capital asset at such time.

      If a Section 83(b) election is made and, before the Restrictions on the shares lapse, the shares which are subject to such election are resold to the Company or are forfeited, (i) no deduction would be allowed to such participant for the amount included in the income of such participant by reason of such
Section 83(b) election, and (ii) the participant would realize a loss in an amount equal to the excess, if any, of the amount paid for such shares over the amount received by the participant upon such resale or forfeiture (which loss would be a capital loss if the shares are held as a capital asset at such time). In such event, the Company would be required to include in its income the amount of any deduction previously allowable to it in connection with the transfer of such shares.

      The Compensation Committee will have the discretion to provide with respect to any restricted stock award that upon a change in control of the Company, any Restrictions on the shares of Common Stock covered by the award will lapse. In general, if the total amount of payments in the nature of compensation that are contingent upon a "change in control" of the Company (as defined in Section 280G of the Code) equals or exceeds three times a recipient's "base amount" (generally, such recipient's average annual compensation for the five years preceding the change in control), then, subject to certain exceptions, the payments may be treated as parachute payments under Section 280G of the Code, in which case a portion of the payments would be nondeductible to the Company and the recipient would be subject to a 20% excise tax on such portion of the payments under Section 4999 of the Code.

SHAREHOLDER APPROVAL

      The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting either in person or by proxy and voting on the proposal, assuming a quorum is present, is required to approve the amendment to the 1994 Plan increasing the number of shares reserved for issuance thereunder.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1994 STOCK OPTION AND INCENTIVE PLAN AS SET FORTH IN PROPOSAL 3.



                            APPROVAL OF AMENDMENT TO
                         1993 DIRECTOR STOCK OPTION PLAN
                                  (PROPOSAL 4)

      The Company's 1993 Director Stock Option Plan (the "Director Option Plan") provides for the automatic granting of an option for shares of Common Stock to each non-employee director of the Company on the date of his or her initial election or appointment as a director, and additional options on the date of each annual meeting of shareholders at which the director is reelected by the shareholders. The purpose of the Director Option Plan is to promote the interests of the Company and its stockholders by attracting and retaining highly qualified independent directors by providing an opportunity to invest in the Company and participate in its future success.

      The number of shares covered by such options was 1,000 shares per grant through 1996, and 4,000 shares per grant for 1997 and subsequent years. The exercise price of options granted under the Director Option Plan is equal to 85% of the fair market value of the Common stock on the date of grant.

      The shareholders of the Company have previously approved the Director Option Plan and the issuance of up to 100,000 shares thereunder. In January 1999, the Board of Directors amended the Director Option Plan to increase the number of shares reserved for issuance thereunder to 130,000 shares. The shareholders are being asked to approve such increase at the Annual Meeting.


DESCRIPTION OF THE DIRECTOR OPTION PLAN

      The following is a summary of the principal provisions of the Director Option Plan and is qualified in its entirety by reference to the complete text of the Director Option Plan.

      The Director Option Plan provides for the automatic granting of an option for shares of Common Stock to each non-employee director of the Company (an "Eligible Director") on the date of his or her initial election or appointment as a director, and additional options on the date of each annual meeting of shareholders at which the director is reelected by the shareholders. Shares to be delivered at the time a stock option is exercised shall be made available from authorized and unissued shares of the Company's Common Stock. If any outstanding option granted under the Director Option Plan expires prior to its exercise for any reason, then the shares of Common Stock subject to such unexercised option shall be available for future grants of options under the Director Option Plan. At February 28, 1999, options for an aggregate of 61,000 shares were outstanding under the Director Option Plan and 53,000 shares were available for grant, assuming the shareholders approve the proposed amendment to the Director Option Plan at the Annual Meeting.

      Options under the Director Option Plan are granted only to non-employee directors of the Company. Accordingly, all 30,000 additional shares that are the subject of this Proposal 4 will be allocated to non-employee directors who are elected in the future.

      The Board of Directors may in its discretion make such proportionate adjustments in the number of shares available under the Director Option Plan; the number of shares of Common Stock subject to, and the exercise price of, stock options outstanding under the Director Option Plan; and such other adjustments as are required, to prevent any dilution or enlargement of rights that would otherwise result from any reorganization, merger, recapitalization, stock split, stock dividend, or similar change in the capital structure of the Company.

      Each option granted under the Director Option Plan is evidenced by an option agreement executed on behalf of the Company and by the Eligible Director to whom such option is granted. The exercise price per share for each option granted under the Director Option Plan is equal to 85% of the "fair market value" (as that term is defined in the Director Option Plan) of a share of Common Stock on the date such option is granted. At March 1, 1999, the closing price for the Company's Common Stock as reported on The Nasdaq Stock Market was $10.88 per share. Options granted under the Director Option Plan are fully vested when granted but cannot be exercised until six months following the date of grant. Options granted under the Director Option Plan are not assignable or transferrable during the lifetime of the Eligible Director, and are exercisable during an Eligible Director's lifetime only by the Eligible Director. After the death of an Eligible Director, such options may be transferred by will or the laws of descent and distribution and may be exercised by the executors or administrators of the Eligible Director's estate or by the person to whom the Eligible Director's rights under the option pass by will or the laws of descent and distribution.

      Payment for the exercise price of options granted under the Director Option Plan may be made in cash, by delivery of shares of Common Stock of the Company having an aggregate fair market value on the date of exercise which is not less than the exercise price of the option, or by a combination thereof.

      The Board of Directors may suspend or terminate the Director Option Plan or any portion thereof at any time, and the Board may amend the Director Option Plan in any respect subject, in certain circumstances, to the approval of the Company's shareholders. However, no termination, suspension, or amendment of the Director Option Plan may alter any option outstanding thereunder without the consent of the holder of such option. Unless terminated by earlier action of the Board, the Director Option Plan will terminate on September 7, 2003, and no option can be granted under the Director Option Plan after such date. However, options outstanding upon termination of the Director Option Plan may continue to be exercised in accordance with their terms.


TAX TREATMENT

      All options granted under the Director Option Plan will be non-statutory options not entitled to special tax treatment under Section 422 of the Code, as amended. For a more detailed discussion of the tax treatment of these options, see the discussion under "Federal Income Tax Consequences" in Proposal 3.


SHAREHOLDER APPROVAL

      The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting either in person or by proxy and voting on the proposal, assuming a quorum is present, is required to approve the amendment to the Director Option Plan increasing the number of shares reserved for issuance thereunder.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1993 DIRECTOR STOCK OPTION PLAN AS SET FORTH IN PROPOSAL 4.

                         RATIFICATION OF THE APPOINTMENT
                             OF INDEPENDENT AUDITORS
                                  (PROPOSAL 5)

      The Board of Directors has appointed the firm of Ernst & Young LLP as independent auditors for the fiscal year ending January 2, 2000. The firm of Ernst & Young LLP has served as the Company's auditors since 1986. A representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions from shareholders.

      All proxies received in response to this solicitation will be voted in favor of the ratification of the appointment of the independent auditors, unless other instructions are indicated thereon.


SHAREHOLDER APPROVAL

      The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting either in person or by proxy, assuming a quorum is present, is required to ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the year ending January 2, 2000.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS AS SET FORTH IN PROPOSAL 5.


                            PROPOSALS OF SHAREHOLDERS

      Any shareholder wishing to have a proposal considered for inclusion in the Company's proxy solicitation materials for the Annual Meeting of Shareholders to be held in 2000 must set forth such proposal in writing and file it with the Secretary of the Company no later than November 23, 1999. Shareholders are also required to comply with the provisions of the Company's Bylaws with respect to any proposal to be presented at the 2000 Annual Meeting of Shareholders of the Company.

      The Company's Bylaws provide that, except for shareholder proposals filed in accordance with the proxy rules promulgated under the Exchange Act, a shareholder seeking to bring new business before an annual meeting is required to comply with the provisions described below. The Bylaws require that shareholder proposals for new business, together with certain accompanying information, be filed with the Company no less than 60 nor more than 90 days prior to the scheduled annual meeting, provided that the Company has given at least 70 days' notice of such meeting. If the Company has not given at least 70 days' notice, shareholder proposals must be submitted no later than the tenth day following the earlier of the date that notice of the date of the annual meeting was mailed to the shareholders or the day on which public disclosure of such date was made. The Bylaws require that the shareholder's notice set forth as to each proposal (i) a description of and the reasons for such proposal, (ii) the names and addresses of the shareholder making the proposal and of any shareholders known to be supporting the proposal, (iii) such persons' beneficial ownership of the Company's stock, and (iv) any financial interest in the proposal of the shareholder offering the proposal. If the information supplied by the shareholder is deficient in any material aspect, the Board of Directors may reject the shareholder proposal. The shareholder may cure the deficiency within five days after notification. The Board of Directors determines whether the deficiency has been cured by the shareholder.

      Shareholders are also required to comply with the provisions of the Company's Bylaws with respect to any nomination of candidates for election as directors at such Annual Meeting. See "Information Concerning Directors, Nominees and Executive Officers - Nomination of Directors."

                                 OTHER BUSINESS

      At the date of this Proxy Statement, management knows of no other business that may properly come before the Annual Meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.


                              FINANCIAL INFORMATION

      The Company's 1998 Annual Report to Shareholders, which includes the balance sheets of the Company as of December 31, 1997 and January 3, 1999 and the related statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended January 3, 1999, accompanies these materials. A copy of the 1998 Annual Report to Shareholders may be obtained without charge upon request to the Company. In addition, the Company will provide without charge to any shareholder solicited hereby, upon written request of such shareholder, a copy of its 1998 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Requests should be directed to the Chief Financial Officer, Recovery Engineering, Inc., 9300 North 75th Avenue, Minneapolis, Minnesota 55428.

                                        By Order of the Board of Directors



                                        Eric O. Madson, SECRETARY
March 22, 1999

                                    EXHIBIT A

                     AMENDMENT TO ARTICLES OF INCORPORATION
                                       OF
                           RECOVERY ENGINEERING, INC.
                             A MINNESOTA CORPORATION


         The Articles of Incorporation shall be amended by adding a new Article 10, as follows:

                                   ARTICLE 10.
                               BOARD OF DIRECTORS

         10.a. Number of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a board of directors (the "Board of Directors"). The Board of Directors shall consist of not fewer than five nor more than eleven directors. Within such limits, the exact number of directors shall be fixed from time to time pursuant to a resolution adopted by a majority of the directors then in office, although less than a quorum.

         10.b. Election of Directors. The directors of the Corporation shall be divided into three classes, as nearly equal in number as possible: Class 1, Class 2, and Class 3. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which the class was elected; provided, however, that the directors first elected to Class 1 shall serve for a term ending upon the election of directors at the first annual meeting following the end of the calendar year 1999, the directors first elected to Class 2 shall serve for a term ending upon the election of directors at the second annual meeting following the end of the calendar year 1999, and the directors first elected to Class 3 shall serve for a term ending upon the election of directors at the third annual meeting following the end of the calendar year 1999.

         At each annual election, the successors to the class of directors whose term expires at that time shall be elected by the shareholders to hold office for a term of three years (or until their successors are elected and qualified) to succeed those directors whose term expires, so that the term of one class of directors shall expire each year, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall have designated one or more directorships whose term then expires as directorships of another class in order to more nearly achieve an equal number of directors among the classes of directors.

         Notwithstanding the requirement that the three classes of directors shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior resignation, disqualification, or removal from office.

         10.c. Vacancies and Newly Created Directorships. Any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by the affirmative vote of a majority of directors then in office, although less than a quorum, or by the sole remaining director, or, in the event of the failure of the directors or the sole remaining director so to act, by the shareholders at the next election of directors; provided that, if the holders of any class or classes of stock or series thereof of the Corporation, voting separately, are entitled to elect one or more directors, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Directors so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which they have been elected expires. A director elected to fill a vacancy by reason of an increase in the number of directorships shall be elected by a majority vote of the directors then in office, although less than a quorum, to serve until the next election of the class for which such director shall have been chosen. If the number of directors is changed, any increase or decrease shall be apportioned among the three classes so as to make all classes as nearly equal in number as possible. If, consistent with the preceding requirement, the increase or decrease may be allocated to more than one class, the increase or decrease may be allocated to any such class the Board of Directors selects in its discretion. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         10.d. Removal. A director may be removed only for cause by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in an election of directors, which vote may only be taken at a meeting of shareholders, the notice of which meeting expressly states such purpose. Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or intentional misconduct in the performance of such director's duty to the Corporation and such adjudication is no longer subject to direct appeal.

         10.d. Amendment or Repeal. Notwithstanding anything to the contrary contained in these Articles of Incorporation, any amendment or repeal of all or any part of this Article 10, or the adoption of any provision inconsistent therewith, shall require the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of the Corporation entitled to vote thereon.

                           RECOVERY ENGINEERING, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                                  TO BE HELD ON
                            THURSDAY, APRIL 29, 1999
                     3:30 P.M. CENTRAL DAYLIGHT SAVINGS TIME

                                AT THE OFFICES OF
                      ROBINS, KAPLAN, MILLER & CIRESI L.L.P
                               2800 LASALLE PLAZA
                               800 LASALLE AVENUE
                          MINNEAPOLIS, MINNESOTA 55402






- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

RECOVERY ENGINEERING, INC.
9300 NORTH 75TH AVENUE
MINNEAPOLIS, MN 55428                                                    PROXY
--------------------------------------------------------------------------------

The undersigned, revoking all prior proxies, hereby appoints Brian F. Sullivan and William F. Wanner, Jr., or either of them, as proxy or proxies, with full power of substitution and revocation, to vote all shares of Common Stock of Recovery Engineering, Inc. (the "Company") of record in the name of the undersigned at the close of business on March 5, 1999, at the Annual Meeting of Shareholders to be held on Thursday, April 29, 1999, or at any adjournment thereof, upon the matters set forth below.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR each proposal.





                            (CONTINUED ON OTHER SIDE)

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope that we have provided.




     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1,2, 3, 4 AND 5


1.    Approval of Amendment of the Company's Articles of Incorporation to authorize a classified Board of Directors and to implement certain related matters.
                                                               [_] For    [_] Against    [_] Abstain


2.    Election of Directors:
       01  Robert R. Gheewalla  05  Richard J. Zeckhauser      [_] Vote FOR       [_] Vote WITHHELD
       02  William D. Thompson  06  Brian F. Sullivan              all nominees       from all
       03  John E. Gherty       07  William F. Wanner, Jr.                            nominees
       04  Sanjay H. Patel

      (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY      ____________________________________
      INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE            |                                    |
      NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)            |____________________________________|



                                PLEASE FOLD HERE
-----------------------------------------------------------------------------------------------------


3.    Approval of amendment to the 1994 Stock Option and
      Incentive Plan to increase the number of shares
      reserved for issuance thereunder.                        [_] For    [_] Against    [_] Abstain

4.    Approval of amendment to the 1993 Director Stock
      Option Plan to increase the number of shares
      reserved for issuance thereunder.                        [_] For    [_] Against    [_] Abstain

5.    Ratification of appointment of Ernst & Young LLP as
      independent auditors for the fiscal year ending
      January 2, 2000.                                         [_] For    [_] Against    [_] Abstain

6.    In their discretion the Proxies are authorized
      to vote upon such matters as may properly come
      before the meeting.                                      [_] For    [_] Against    [_] Abstain



THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED
FOR EACH PROPOSAL.




Address Change? Mark Box [_]                                Dated: _____________________________, 1999.
Indicate changes below:                                ________________________________________________
                                                      |                                                |
                                                      |________________________________________________|

                                                      Please sign your names(s) exactly as it appears at
                                                      left. In the case of shares owned in joint tenancy
                                                      or as tenants in common, all should sign.
                                                      Fiduciaries should indicate their title and
                                                      authority.